Exhibit 99.1

Dorian LPG Ltd. Announces First  Quarter Fiscal Year 2020 Financial Results And

$50 Million Stock Repurchase Program

Stamford, CT –August 7, 2019– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended June 30, 2019.

Highlights for the First Quarter Fiscal Year 2020

▪

Revenues of $61.2 million and Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $29,671  for the three months ended June 30, 2019,  compared to revenues of $27.6 million and TCE rate of $16,553 for the three months ended June 30, 2018.

▪

Net income of $6.1 million, or $0.11 earnings per basic and diluted share (“EPS”), and adjusted net income(1) of $12.1 million, or $0.22 adjusted diluted earnings per share (“adjusted EPS”),(1) for the three months ended June 30, 2019.

▪	Adjusted EBITDA(1) of $38.4 million for the three months ended June 30, 2019.

(1)

TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release.

Repurchase Program

▪	On August 5, 2019, our Board of Directors authorized the repurchase of up to $50 million of our common stock through the period ended December 31, 2020.

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Our EBITDA is up over sevenfold from last year’s quarter, and our realized TCE nearly doubled compared to the same time period last year. Since the majority of the voyages booked during the quarter are typically performed in the following quarter, we expect the current quarter’s results to show an even greater improvement, assuming no significant market change during the quarter. On the back of the strong market, our board authorized a $50 million stock repurchase program, underscoring our commitment to a sensible capital allocation program. We believe that positive market fundamentals and the continued success of our people to contain costs and optimize operating efficiencies will enable us to generate good returns to our shareholders.”

First Quarter Fiscal Year 2020 Results Summary

Net income amounted to $6.1 million, or $0.11 per share, for the three months ended June 30, 2019, compared to a  net loss of $(20.6) million, or $(0.38) per share, for the three months ended June 30, 2018.

Adjusted net income amounted to $12.1 million, or $0.22 per share, for the three months ended June 30, 2019, compared to an adjusted net loss  of $(22.3) million, or $(0.41) per share, for the three months ended June 30, 2018.  Net income for the three months ended June 30, 2019 is adjusted to exclude an unrealized loss on derivative instruments of $6.1 million. Please refer to the reconciliation of net income/(loss)  to adjusted net income/(loss), which appears later in this press release.

The $34.4 million favorable change in adjusted net income/(loss) for the three months ended June 30, 2019, compared to the three months ended June 30, 2018, is primarily attributable (i) to an increase of $33.5 million in revenues, (ii) decreases of $1.2 million in general and administrative expenses, $0.7 million in interest and finance costs, and $0.6 million in vessel operating expenses, (iii) professional and legal fees related to the BW Proposal (defined below) of $0.5 million that did not recur, and (iv) a favorable change of $0.2 million in realized gain on derivatives, partially offset by (v) increases of $2.1 million in charter hire expenses and $0.2 million in voyage expenses.

The TCE rate for our fleet was $29,671 for the three months ended June 30, 2019, a 79.2% increase from a TCE rate of $16,553 from the same period in the prior year, primarily driven by increased spot market rates along with a reduction of bunker prices.  Please see footnote 6 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 83.6% in the quarter ended June 30, 2018 to 98.4% in the quarter ended June 30, 2019.

Vessel operating expenses per day decreased to $8,052 in the three months ended June 30, 2019 from $8,334 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters, voyage charters and other revenues earned by our vessels, were $61.2 million for the three months ended June 30, 2019, an increase of $33.6 million, or 121.3%, from $27.6 million for the three months ended June 30, 2018. The increase is primarily attributable to an increase in average TCE rates and fleet utilization. Average TCE rates increased from $16,553 for the three months ended June 30, 2018 to $29,671 for the three months ended June 30, 2019, primarily as a result of higher spot market rates during the three months ended June 30, 2019 as compared to the three months ended June 30, 2018 along with a reduction in bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $62.337 during the three months ended June 30, 2019 compared to an average of $26.390 for the three months ended June 30, 2018. The average price of heavy fuel oil (expressed as U.S. dollars per metric tonnes) from Singapore and Fujairah decreased from $433 during the three months ended June 30, 2018 to $414 during the three months ended June 30, 2019. Our fleet utilization increased from 83.6% during the three months ended June 30, 2018 to 98.4% during the three months ended June 30, 2019.

Charter Hire Expenses

Charter hire expenses for the vessel that we charter in from a third party were $2.1 million for the three months ended June 30, 2019. No such costs were incurred during the three months ended June 30, 2018.

Vessel Operating Expenses

Vessel operating expenses were $16.1 million during the three months ended June 30, 2019, or $8,052 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the vessels that were in our fleet. This was a decrease of $0.6 million, or 3.4%, from $16.7 million for the three months ended June 30, 2018. Vessel operating expenses per vessel per calendar day decreased by $282 from $8,334 for the three months ended June 30, 2018 to $8,052 for the three months ended June 30, 2019. The decrease in vessel operating expenses for the three months ended June 30, 2019, when compared with the three months ended June 30, 2018, was primarily the result of a $0.5 million, or $255 per vessel per calendar day, decrease in repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $6.7 million for the three months ended June 30, 2019, a decrease of $1.2 million, or 15.0%, from $7.9 million for the three months ended June 30, 2018. The decrease was due to reductions of $0.8 million in cash bonuses to certain employees, $0.3 million in stock-based compensation, and $0.1 million in other general and administrative expenses. The reduction in cash bonuses to certain employees was due to a shift in the timing of approvals during the three months ended June 30, 2019 compared to the prior year period.

Professional and Legal Fees Related to the BW Proposal

In 2018, BW LPG Limited and its affiliates (“BW”) made an unsolicited proposal to acquire all of our outstanding common stock and, along with its affiliates, commenced a proxy contest to replace three members of our board of directors with nominees proposed by BW. BW’s unsolicited proposal and proxy contest were subsequently withdrawn on October 8, 2018 (the “BW Proposal”). Professional (including investment banking fees) and legal fees related to the BW Proposal were $0.5 million for the three months ended June 30, 2018. No such costs were incurred during the three months ended June 30, 2019.

Interest and Finance Costs

Interest and finance costs amounted to $9.7 million for the three months ended June 30, 2019, a decrease of $0.7 million, or 6.5%, from $10.4 million for the three months ended June 30, 2018. The decrease of $0.7 million during this period was due to a decrease of $0.6 million in interest incurred on our long-term debt, primarily resulting from a decrease in average indebtedness, and a reduction of $0.1 million in amortization of deferred financing fees. Average indebtedness, excluding deferred financing fees, decreased from $768.8 million for the three months ended June 30, 2018 to $707.9 million for the three months ended June 30, 2019. As of June 30, 2019, the outstanding balance of our long-term debt, net of deferred financing fees of $13.3 million, was $680.8 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized loss on derivatives was approximately $6.1 million for the three months ended June 30, 2019, compared to an unrealized gain of $1.7 million for the three months ended June 30, 2018. The unfavorable $7.8 million change is attributable to changes in the fair value of our interest rate swaps caused by changes in forward LIBOR yield curves and reductions in notional amounts.

Realized Gain/(Loss) on Derivatives

Realized gain on derivatives was approximately $1.0 million for the three months ended June 30, 2019, compared to $0.8 million for the three months ended June 30, 2018. The favorable $0.2 million change is attributable to increases in floating LIBOR resulting in realized gains on interest rate swaps related to the $758 million debt financing facility that we entered into in March 2015 (as amended) with a group of banks and financial institutions.

Fleet

The following table sets forth certain information regarding our fleet as of August 1, 2019.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
Dorian VLGCs
Captain Markos NL(3)	82,000	Hyundai	A	2006	—	Time Charter(5)	Q4 2019
Captain John NP(3)	82,000	Hyundai	A	2007	—	Pool-TCO(6)	Q1 2020
Captain Nicholas ML(3)	82,000	Hyundai	A	2008	—	Pool(7)	—
Comet	84,000	Hyundai	B	2014	X	Time Charter(8)	Q3 2019
Corsair(3)	84,000	Hyundai	B	2014	X	Pool(7)	—
Corvette(3)(4)	84,000	Hyundai	B	2015	X	Pool(7)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(7)	—
Concorde(3)(4)	84,000	Hyundai	B	2015	X	Time Charter(9)	Q1 2022
Cobra	84,000	Hyundai	B	2015	X	Pool(7)	—
Continental	84,000	Hyundai	B	2015	X	Pool(7)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(7)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(7)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(7)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(7)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(7)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(7)	—
Cratis	84,000	Daewoo	C	2015	X	Pool(7)	—
Chaparral	84,000	Hyundai	B	2015	X	Pool-TCO(6)	Q4 2019
Copernicus	84,000	Daewoo	C	2015	X	Pool(7)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(10)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool-TCO(6)	Q4 2020
Caravelle	84,000	Hyundai	B	2016	X	Pool(7)	—
Total	1,842,000

Time chartered-in VLGC
Laurel Prime(11)	83,305	Mitsubishi		2018	X	Pool(7)	—

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	VLGC fitted with scrubber.
(5)	Currently on time charter with an oil major that began in December 2014.
(6)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(7)

“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(8)	Currently on time charter with an oil major that began in July 2014.
(9)	Currently on time charter with a major oil company that began in March 2019.
(10)	Currently on a time charter with a major oil company that began in November 2015.
(11)	Currently time chartered-in with an expiration during the first calendar quarter of 2020

Market Outlook &  Update

For the second calendar quarter of 2019, the Baltic Index averaged $62 per metric ton, compared to an average of $30 per metric ton in the first calendar quarter. The Baltic VLGC Index began the quarter at $41 per metric ton, increasing to $78 per metric ton at quarter end. For the third calendar quarter of 2019 to date, the Baltic Index has averaged $75 per metric ton.

Year-to-date through July, U.S. LPG exports have grown year-over-year by 22% to 22.5 million tons and Middle East exports have grown on the same basis 3.5% to 22.6 million tons. For the first time, U.S. and Middle East volumes were equal. Our expectation is that the U.S. exports will grow faster than those from the Middle East. U.S. propane inventories continue to push towards the higher-end of their 5-year range, having reached 80 million barrels on July 26th, 21.4% higher than last year, which was almost equal to the percentage increase in exports.

North American export capacity continues to expand, further supporting global LPG trade. Altagas’ new Ridley Island terminal on the west coast of Canada is now exporting two cargoes per month, while Enterprise expects its LPG Marine Terminal expansion to be ready by the end of September 2019 followed by an even more substantial expansion by the third calendar quarter of 2020. Targa Resources announced an expansion project of 200 million barrels per day by next year, while Energy Transfer Partners announced scheduling changes for this summer to facilitate vessel loadings and increased refrigeration capacity for their Nederland terminal by September 2020. Sunoco’s Marcus Hook terminal has maintained a strong loading schedule, exporting 9 VLGC cargoes in April, 10 in May, and 9 in June.

In April 2019, European and Asian benchmark propane prices climbed, while Mont Belvieu prices fell. Throughout the quarter, prices continued to fall in all three major regions, dropping below 50% of Brent in Northwestern Europe and the Far East.  Despite a fall in crude prices and naphtha, propane remained a key feedstock for the petrochemical industry in the West as the propane-naphtha spread averaged around $130 per metric ton over the quarter.

In China, several new PDH plants are anticipated to start up in the second half of 2019 with potential LPG demand of 700,000 tons per annum per facility. In South Korea several steam crackers were down for maintenance at the beginning of the second calendar quarter of 2019, limiting import demand. However, with several cracker expansions, propane consumption in Korean steam crackers is similarly expected to rise in the latter half of the year.

With ballast water treatment regulations coming into effect this September and the IMO 2020 regulations at the beginning of 2020, the global fleet will be evolving with major equipment retrofitting. The global fleet currently contains 35 VLGCs that are 20 years of age or older, with a similar number of vessels in the orderbook. Given the significant investments required for compliance, we believe that owners of older tonnage may not find the investment proposition attractive and thus may consider scrapping. With a stable orderbook of approximately 12% of the global fleet, we believe that the market should remain relatively balanced.

The above summary is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended
(in U.S. dollars, except fleet data)	June 30, 2019	June 30, 2018
Statement of Operations Data
Revenues	$61,165,546	$27,644,282
Expenses
Voyage expenses	339,114	100,173
Charter hire expenses	2,055,000	—
Vessel operating expenses	16,119,953	16,685,457
Depreciation and amortization	16,266,421	16,265,056
General and administrative expenses	6,735,835	7,920,286
Professional and legal fees related to the BW Proposal	—	483,000
Total expenses	41,516,323	41,453,972
Other income—related parties	623,283	644,517
Operating income/(loss)	20,272,506	(13,165,173)
Other income/(expenses)
Interest and finance costs	(9,697,282)	(10,374,281)
Interest income	362,036	460,973
Unrealized gain/(loss) on derivatives	(6,070,789)	1,707,616
Realized gain/(loss) on derivatives	1,032,995	782,565
Other gain/(loss), net	175,593	(8,258)
Total other income/(expenses), net	(14,197,447)	(7,431,385)
Net income/(loss)	$6,075,059	$(20,596,558)
Earnings/(loss) per common share—basic	0.11	(0.38)
Earnings/(loss) per common share—diluted	$0.11	$(0.38)
Other Financial Data
Adjusted EBITDA(1)	$38,382,383	$5,185,136
Fleet Data
Calendar days(2)	2,002	2,002
Time chartered-in days(3)	91	—
Available days(4)	2,083	1,991
Operating days(5)(8)	2,050	1,664
Fleet utilization(6)(8)	98.4%	83.6%
Average Daily Results
Time charter equivalent rate(7)(8)	$29,671	$16,553
Daily vessel operating expenses(9)	$8,052	$8,334

	As of	As of
(in U.S. dollars)	June 30, 2019	March 31, 2019
Balance Sheet Data
Cash and cash equivalents	$21,717,046	$30,838,684
Restricted cash—non-current	35,633,962	35,633,962
Total assets	1,619,105,623	1,625,370,017
Total debt including current portion—net of deferred financing fees of $13.3.0 million and $14 million as of June 30, 2019 and March 31, 2019, respectively.	680,842,955	696,090,786
Total liabilities	700,025,761	712,687,459
Total shareholders’ equity	$919,079,862	$912,682,558

(1)

Adjusted EBITDA is a non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, gain on early extinguishment of debt, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars)	June 30, 2019	June 30, 2018
Net income/(loss)	$6,075,059	$(20,596,558)
Interest and finance costs	9,697,282	10,374,281
Unrealized (gain)/loss on derivatives	6,070,789	(1,707,616)
Realized (gain)/loss on derivatives	(1,032,995)	(782,565)
Stock-based compensation expense	1,305,827	1,632,538
Depreciation and amortization	16,266,421	16,265,056
Adjusted EBITDA	$38,382,383	$5,185,136

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels.

(4)

We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)

We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)

Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended
(in U.S. dollars, except operating days)	June 30, 2019	June 30, 2018
Numerator:
Revenues	$61,165,546	$27,644,282
Voyage expenses	(339,114)	(100,173)
Time charter equivalent	$60,826,432	$27,544,109

Denominator:
Operating days	2,050	1,664
TCE rate:
Time charter equivalent rate	$29,671	$16,553

(8)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool (the “Company Methodology”). If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter (the “Alternate Methodology”), our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended
	June 30, 2019	June 30, 2018
Company Methodology:
Operating Days	2,050	1,664
Fleet Utilization	98.4%	83.6%
Time charter equivalent	$29,671	$16,553

Alternate Methodology:
Operating Days	2,083	1,990
Fleet Utilization	100.0%	99.9%
Time charter equivalent	$29,201	$13,841

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net oncome/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP financial measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended
(in U.S. dollars, except share data)	June 30, 2019	June 30, 2018
Net income/(loss)	$6,075,059	$(20,596,558)
Unrealized (gain)/loss on derivatives	6,070,789	(1,707,616)
Adjusted net income/(loss)	$12,145,848	$(22,304,174)

Earnings/(loss) per common share—diluted	$0.11	$(0.38)
Unrealized (gain)/loss on derivatives	0.11	(0.03)
Adjusted earnings/(loss) per common share—diluted	$0.22	$(0.41)

Conference Call

A  conference call to discuss the results will be held today, August 7, 2019 at 10:00 a.m. EDT. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. EDT the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13693282. The replay will be available until August 14, 2019, at 11:59 p.m. EDT.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-three modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.